Exhibit 10.24
HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT
     This Stock Unit Award Agreement (this “Agreement”) is dated as of this ___ day of ____________, 2006 (the “Grant Date”), and is between Herbalife Ltd. (the “Company”) and __________________ (“Participant”).
     WHEREAS, the Company, by action of the Board and approval of its shareholders established the Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”);
     WHEREAS, Participant is employed by the Company or one or more of its Subsidiaries and the Company desires to encourage Participant to own Common Shares for the purposes stated in Section 1 of the Plan;
     WHEREAS, Participant and the Company have entered into this Agreement to govern the terms of the Stock Unit Award (as defined below) granted to Participant by the Company.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1. Grant.
     (a) The Company hereby grants to Participant an Award of __________________ Stock Units (the “Award”) in accordance with Section 9 of the Plan and subject to the conditions set forth in this Agreement and the Plan (as amended from time to time). Each Stock Unit represents the right to receive one Common Share (as adjusted from time to time pursuant to Section 12 of the Plan) subject to the fulfillment of the vesting and other conditions set forth in this Agreement. By accepting the Award, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).
     (b) Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.
2. Vesting.
     (a) Participant’s Stock Units and rights in and to the Common Shares subject to the Stock Units shall not be vested as of the Grant Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to Participant’s continued employment with the Company and/or its subsidiaries or affiliates the Award (or as otherwise provided in Paragraph 5) shall become vested in accordance with the following schedule: (i) one-third of the Stock Units subject to the Award shall vest on the date that is thirteen (13) months following the Grant Date, (ii) one-third of the Stock Units subject to the Award shall vest on the second anniversary of the Grant Date, and (iii) the remaining one-third of the Stock Units subject to the Award shall vest on third anniversary of the Grant Date (each such date a “Vesting Date”). Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”
     (b) In the event of a Change of Control, the Committee as constituted immediately before such Change of Control may, in its sole discretion, accelerate the vesting and exercisability of this Award upon such Change of Control or take such other actions as provided in Section 13 of the Plan.
3. Settlement of Restricted Stock Units.
     (a) Subject to any deferral pursuant to Paragraph 3(b), each Vested Unit will be settled by the delivery of one Common Share (subject to adjustment under Section 12 of the Plan) to Participant or, in the event of Participant’s death, to Participant’s estate, heir or beneficiary, following the applicable Vesting Date; provided that the Participant has satisfied all of the tax withholding obligations described in Paragraph 7, and that Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Common Shares.
     (b) Subject to the satisfaction all of the tax withholding obligations described in Paragraph 7, Participant may elect to defer the receipt of any Common Shares issuable pursuant to Vested Units by submitting to the Company an election to defer receipt in the forms attached hereto as Exhibit A. In the event Participant intends to defer the receipt of any Common Shares, Participant must submit to the Company a deferral election form within thirty (30) days following the Grant Date. Participant hereby represents that Participant understands the effect of any such deferral under relevant federal, state and local tax laws.
     (c) The date upon which Common Shares are to be issued under either Paragraph 3(a) or 3(b) above is referred to as the “Settlement Date.” The issuance of the Common Shares hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.
     (d) Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Common Shares in respect of Vested Units, (ii) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Common Shares hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

4. Shareholder Rights. Prior to any issuance of Common Shares in settlement of the Award, no Common Shares will be reserved or earmarked for Participant or Participant’s account nor shall Participant have any of the rights of a stockholder with respect to such Common Shares. Except as set forth in Paragraph 5, the Participant will not be entitled to any privileges of ownership of the Common Shares (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until Common Shares are actually delivered to Participant hereunder.
5. Dividend Equivalent Rights. From and after the Grant Date and unless and until the Award is forfeited or otherwise transferred back to the Company, Participant will be credited with additional Stock Units having a value equal to dividends declared by the Company, if any, with record dates that occur prior to the settlement of the Award as if the Common Shares underlying the Award had been issued and outstanding, based on the Fair Market Value of a Common Share on the applicable dividend payment date. Any such additional Stock Units shall be considered part of the Award and shall also be credited with additional Stock Units as dividends, if any, are declared, and shall be subject to the same restrictions and conditions as the Stock Units subject to the Award with respect to which they were credited (including, but not limited to, the forfeiture provisions set forth in Paragraph 6). Notwithstanding the foregoing, no such additional Stock Units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 12 of the Plan.
6. Effect of Termination of Employment. Except as provided in the Plan, upon a termination of Participant’s employment with the Company for any reason, the Unvested Units shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration to Participant.
7. Withholding Taxes.
     (a) Participant is liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Award or the subsequent sale of Common Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate Participant’s tax liability.
     (b) Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Participant is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.
     (c) Unless the Committee provides otherwise, at any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), Participant shall notify the Company of Participant’s election to pay Participant’s Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company. In such case, Participant shall satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit (including by means of a “same day sale” program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and applicable law). Participant agrees and acknowledges that prior to the date the Tax Withholding Obligation arises, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Paragraph 7(c) to be more than the minimum amount that may actually be due and that, if Participant has not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or Participant failing to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied such other means as the Committee deems appropriate.
8. Securities Law Compliance. Participant understands that the Company is under no obligation to register for resale the Common Shares issued upon exercise of the Award. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any Common Shares issued as a result of or under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Common Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Common Shares must also comply with other applicable laws and regulations governing the sale of such shares.
9. Assignment or Transfer Prohibited. The Award (whether or not vested) may not be assigned or transferred otherwise than by will or by the laws of descent and distribution; provided, however, Participant may assign or transfer the Award to the extent permitted under the Plan, provided that the Award shall be subject to all the terms and condition of the Plan, this Agreement and any other terms required by the Committee as a condition to such transfer. Neither the Award nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the Award or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Award by notice to Participant, and the Award shall thereupon become null and void.
10. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

11. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.
12. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon Participant any right to continued employment with the Company or any of its Subsidiaries or affiliates.
13. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.
14. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
15. Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

By:

[Participant]		Name:
Title:

HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN
STOCK UNIT AWARD AGREEMENT
DEFERRAL ELECTION FORM
     Effective as of __________________, the undersigned hereby irrevocably elects (the “Election”) to defer receipt of certain common shares (the “Common Shares”) of Herbalife Ltd. (the “Company”) related to the Stock Units (the “Award”) awarded under and pursuant to the Stock Unit Award Agreement dated __________________ (the “Award Agreement”) and the Herbalife Ltd. 2005 Stock Incentive Plan, as amended from time to time (the “Plan”). This deferral shall be made in accordance with the terms and provisions outlined in this Election in the manner and amount set forth below.
     In making this election, the following rules apply:
•	You may elect to defer the settlement of all or a portion of your Award. Your deferral must be expressed as a percentage of the Stock Units subject to the Award, and will apply with respect to that percentage of the Stock Units that vest on each Vesting Date (other than any Vesting Date that occurs prior to the date that is 12 months following the date on which this Election is received by the Company).

•	If you elect to defer the settlement of all or a portion of your Award, you will receive the Common Shares subject to your Vested Units (as such term is defined in the Award Agreement) upon the first to occur of (a) a date specified in this Election or (b) a termination of your employment with the Company for any reason.
Manner of Transfer
In general, all deferrals pursuant to this election will be paid out in Common Shares. Subject to the terms and conditions of the Award Agreement and the Plan and additional delays described in Paragraph 4 below under Terms and Conditions, all of the Common Shares you are entitled to receive on the Settlement Date specified in this Election will be transferred to you on the applicable Settlement Date.
Amount of the Deferral
I hereby irrevocably elect to defer settlement of ______% of the Stock Units subject to the Award.

Duration of the Deferral
     Settlement of that portion of the Award specified above shall be deferred until [by checking the appropriate box below and, if applicable, filling in the distribution date]:
_______________, 20___ [Note: this date must be after the final vesting date of the Award], but in no event later than a termination of my employment with the Company; or
termination of my employment with the Company.
Change in Control
___	I hereby acknowledge that unless I elect hereunder not to receive payment in respect of that portion of the Award deferred hereunder upon a Section 409A Change in Control Event (as defined herein), I will automatically receive payment in respect of that portion of the Award deferred hereunder upon the consummation of either (i) a “change in the ownership” of the Company, (ii) a “change in the effective control” of the Company or (iii) a “change in the ownership of a substantial portion of the assets” of the Company (each as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and collectively referred to herein as a “Section 409A Change in Control Event”).

[You must indicate your election not to receive payment upon a Section 409A Change in Control Event by checking the box and initialing to the left]
Terms and Conditions
By signing this form, you acknowledge your understanding and acceptance of the following:
1.	Submission of Election to the Company. You understand that the Election must be submitted to the Company within 30 days following the date the Award was granted.

2.	Tax Withholding Obligation. No Common Shares will be issued to you unless on the Settlement Date unless the Tax Withholding Obligation set forth in Paragraph 9 of the Agreement is satisfied.

3.	Cash Dividends. You will be credited with additional Stock Units (the settlement of which shall be deferred hereunder) having a value equal to any cash dividends declared by the Company with record dates that occur prior to the settlement of the Award as if the Common Shares underlying that portion of the Award that is deferred hereunder had been issued and outstanding, based on the fair market value of a Common Share on the applicable dividend payment date. Any such additional Stock Units shall be considered part of the Award and shall also be credited with additional Stock Units as dividends, if any, are declared, and shall be subject to all of the terms and conditions set forth herein.

4.	Automatic Delay for Specified Employees. If the Company determines that as of the Settlement Date you are a “specified employee” (as such term is defined under

Section 409A of the Code, any Common Shares to be issued to you on a Settlement Date that occurs by reason of your termination of employment with the Company other by reason of your death or “disability (as such term is defined under Section 409A of the Code) will not be issued to you until the date that is six months following the Settlement Date (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

5.	ERISA Status. This Election comprises a portion of a plan is intended to be an unfunded plan that is maintained primarily to provide deferred compensation to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

6.	Administration. This Election is administered and interpreted by the Committee (as such term is defined in the Plan). The Committee has full and exclusive discretion to interpret and administer this Election. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law.

7.	Claims Procedure. Any person who believes he or she is entitled to any payment under this Election may submit a claim in writing to the Company. If the claim is denied (either in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Agreement or the Plan on which the denial is based. The notice will describe any additional information needed to support the claim. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial ninety-day period.

8.	Appeals Procedure. If a claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Company for a review of the decision denying the claim. The claimant (or representative) then has the right to review pertinent documents and to submit issues and comments in writing. The Company will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant will be given written notice of the reason for the delay. Any claims for benefits under this Election brought in a court of law must be filed in such court before the earlier of ninety (90) days after any appeal pursuant to this Paragraph 8 or one (1) year from the date the claim arose.

Submitted by:	Accepted by:

HERBALIFE LTD.

By:

[Participant]	Name:
Title: